Exhibit 10.1
SHARE TRANSFER AGREEMENT
THIS SHARE TRANSFER AGREEMENT (the “Agreement”) is effective November 12, 2007 by and among:
1.
TeleTech Europe B.V., a company incorporated in and under the laws of The Netherlands and having its registered office at Maassluisstraut, 416a, 1062GS, Amsterdam, The Netherlands (hereinafter referred to as “TE” or the “Selling Shareholder” which expressions shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns); and

2.
World Focus, a company incorporated in and under the laws of Mauritius and having its registered office at 10 FRERE Felix de Valois Stret, Port Louis Mauritius (hereinafter referred to as “Purchaser” which expression shall unless repugnant to the context or meaning there of be deemed to include its successors and permitted assigns); and

3.
Customer Solutions Mauritius, a company incorporated in and under the laws of Mauritius and having its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritus (hereinafter referred to as the “Company”, which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns); and

4.
TeleTech Services (India) Ltd., a company incorporated in India under the Companies Act, 1956, and having its registered office at H- 5/12, Mehrauli Road, Qutab Ambience, New Delhi 110030 , India (hereinafter referred to as the “TeleTech India”, which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns). TeleTech India is a joint venture owned by the Company and BVL, as defined below.

The Selling Shareholder, the Purchaser, the Company and TeleTech India are hereinafter collectively referred to as the “Parties” and severally as a “Party”.
WHEREAS:
A.
TE is the legal and beneficial holder of 100% of the subscribed, issued and paid up capital of the Company being a total of one equity share. In 2004, the equity share of the Company was transferred to TE;

B.
TeleTech India is predominantly engaged in the business of BPO services particularly to Bharti Airtel Limited and other companies and the Company owns 60% of TeleTech India being a total of 24,792,606 of the issued and paid up capital of TeleTech India with the remaining 40% of TeleTech India held by Bharti Ventures Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at H- 5/12, Mehrauli Road, Qutab Ambience, New Delhi 110030 (hereinafter referred to as the “BVL”). TeleTech India was formed to carry on business information technology enabled services (ITES) and business process outsourcing (BPO) services in India;

C.
The Purchaser is interested in acquiring 60% of the shareholding in TeleTech India by acquiring the entire share capital of the Company from the Selling Shareholder free and clear of all Encumbrances as defined below; and

D.
The Selling Shareholder has agreed to sell and transfer to the Purchaser its entire shareholding in the Company constituting 100% of the fully paid up share capital of the Company on the terms and conditions set out hereinafter.

NOW in consideration of the payments, representations, warranties, covenants, agreements and indemnities herein contained, including the recitals which form an integral and binding part of this Agreement, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	DEFINITIONS
In this Agreement (including the Recitals, Appendices and Schedules), except where the context otherwise requires, the following words and expressions shall have the following meanings:
“Agreement” means this Share Transfer Agreement (including the Recitals and Schedules attached thereto) as may be from time to time amended, supplemented or replaced or otherwise modified and includes any document which amends, supplements, replaces or otherwise modifies this Agreement in accordance with the provisions of this Agreement.
“Applicable Law” means and includes any applicable statute, ordinance, regulation, rule, order, bye-law, administrative or judicial interpretation, writ, injunction, directive, judgment or decree or other instrument which has the force of law applicable to any Party.
“Aegis” means Aegis BPO Services Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at Essar House, 11, K. K. Marg, Mahalxmi, Mumbai 400034 and which is separately purchasing the BVL Shares as defined below.
“BVL Shares” means the 16,528,404 Shares held by BVL, free and clear of any Encumbrances and constituting 40% of total Share capital of the Company;
“Board” or “Board of Directors” means the board of directors of the Selling Shareholder, the Company or TeleTech India as the context may indicate.
“Business” means the business process outsourcing (BPO) services provided by TeleTech India in India to clients in India. For avoidance of any doubt, the business does not include BPO services provided by TeleTech India in India to clients outside India.
“Business Day” means any day other than a Public Holiday as defined in section 2(38) of the Companies Act, 1956.
“Bharti TeleTech Limited” means Bharti TeleTech Limited, a company incorporated under the Companies Act, 1956 having its registered office at Plot No. 6, 34 EHP, Gurgaon.
“BIL” means Bharti Infotrac Limited, a Bharti Group company.
“Closing Date” means the date on which the Completion shall be achieved.

“Completion” or “Completion of Share Transfer” means the date on which all Conditions Precedent are fulfilled unless any of these are specifically waived in writing and completion of the transfer of legal and beneficial interest in the Sale Shares from the Selling Shareholder to the Purchaser as contemplated herein.
“Completion Board Meeting” means the meeting of the Board of Directors held on or before the Closing Date during which all matters and resolutions required as Closing deliverables, including the appointment of the Purchaser’s nominee Directors shall be finalised, approved, passed and recorded by the Board.
“CSM Shares” means the 24,792,606 equity shares constituting 60% of the total issued and paid up share capital of TeleTech India held by the Company free and clear of all Encumbrances.
“Directors” mean any member, for the time being, of the Board.
“Effective Date” means November 12, 2007.
“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, option, right of retention of title, rights of first refusal, pre emptive rights, or any other form of security, interest or any obligation or any other third party claims of any other nature or other encumbrances (including conditional obligation) to create any of the same, in any jurisdiction.
“Escrow Agent and Escrow Agreement” means the agent appointed pursuant to the escrow agreement that would be entered into between the Purchaser and the Selling Shareholder as a condition precedent to the Closing Date as stipulated in Clause 3 of this Agreement.
“Excluded Liabilities” means the liabilities of TeleTech India as identified in Clause 7.7 in this Agreement.
“Intellectual Property Rights” or “IPR” means any patents, trademarks, designs, applications for any of such rights, copyrights, trade or business names, inventions, processes, know-how, integrated circuits, exploitation of any present or future technologies and other industrial property rights.
“Losses” mean any and all damages, costs, liabilities, losses, judgments, penalties, fines, expenses or other costs, including reasonable attorney’s fees, expert fees and costs of investigation suffered by an Indemnified Party.
“Material Adverse Effect” means the effect of any event(s) which is or may be expected to have a material adverse effect on the Business, results of operation, or financial condition of the Company, taken as a whole.
“Purchase Price” means the price equivalent to 60% of Rs. 550,000,000/- minus the 60% of the excess of current liabilities over current assets of TeleTech India as at Closing Date which is estimated as on October 24, 2007 to be a lump sum price of US $ 7,783,375 (US Dollars Seven Million, Seven Hundred and Eighty Three Thousand and Three Hundred and Seventy Five only) for the Sale Shares to be paid by Purchaser to the Selling Shareholder. The Purchase Price shall be paid to the Selling Shareholder in United States (“US”) Dollars.
“Sale Shares” means collectively 100% fully paid up and issued equity shares in the Company held by the Selling Shareholder free and clear of all Encumbrances.
“Share/s” means all the issued and outstanding shares of the Company held by the Selling Shareholder and the CSM Shares free and clear of all Encumbrances.

“Share Transfer” means a valid transfer of Sale Shares under this Agreement from the Selling Shareholder to the Purchaser free and clear of all Encumbrances.
“Taxation” means all forms of direct and indirect taxation, duties, cess, imposts, levies and rates, whenever created or imposed and whether in India or any other jurisdiction, and all penalties and interest payable in respect of these, and “Taxes” shall be construed accordingly.
“TeleTech Holdings”, means TeleTech Holdings, Inc. a corporation established under the laws of Delaware, USA and having its registered office at 9197 South Peoria street, Englewood, CO 80112 which is an Affiliate of the Selling Shareholder.
“Transition Period” means a period of up to nine (9) months from the Closing Date.
“Warranties” mean the warranties and representations provided by the Company, the Selling Shareholder, TeleTech India and the Purchaser as at October 24, 2007 as set forth in Schedule I attached hereto.
INTERPRETATION
1.2	Headings are used for convenience only and shall not affect the interpretation of this Agreement.

1.3
In this Agreement (unless the context specifies otherwise), reference to the singular includes a reference to the plural and vice versa, and reference to any gender includes a reference to all other gender.

1.4
In this Agreement (unless the context specifies otherwise), references to the Recitals, Articles, Clauses, Schedules and Appendices shall be deemed to be a reference to the recitals, articles, clauses, schedules and appendices of this Agreement.

1.5
In this Agreement, reference to any person includes any legal or natural person, partnership, firm, trust, company, government or local authority, department or other body (whether incorporated or otherwise).

1.6
References to any enactment are to be construed as referring also to any amendment or re-enactment (whether before or after the date of this Agreement), any previous enactment which such enactment has replaced (with or without amendment) and to any regulation or order made under it.

1.7	Reference in this Agreement to any statute or regulation made using a commonly used abbreviation, shall be construed as a reference to the short title of the statute or full title of the regulation.

2.	SALE AND PURCHASE OF SALE SHARES

2.1
Sale of Sale Shares: At the Closing Date, the Selling Shareholder shall sell, transfer and convey and the Purchaser shall purchase from the Selling Shareholder all of the Selling Shareholder’s legal and beneficial interest, right, title and property in the Sale Shares to and in favour of the Purchaser free from any Encumbrances and to take and cause to be taken all such steps and actions as may be necessary or desirable to achieve the Completion of Share Transfer as set forth below on the Closing Date.

2.2
Purchase Price: In consideration for the sale and purchase of the Sale Shares, Purchaser shall pay to the Selling Shareholder on the Closing Date the Purchase Price by way of a wire transfer to the Bank account designated in writing one week prior to the proposed Closing Date by the Selling Shareholder to the Purchaser.

2.2.1
Escrow Agreement: The Parties agree and undertake to enter into an Escrow Agreement on mutually agreeable terms and appoint the Escrow Agent on the terms and conditions set forth in the Escrow Agreement. On the Closing Date and subject to receipt of joint instructions from the Selling Shareholder and the Purchaser the Escrow Agent will provide:

a.
All the Share certificates of the Company and TeleTech India, duly endorsed in the name of the Purchaser, as applicable, along with duly executed, valid and adequately stamped Share Transfer Deeds to the Purchaser as per Applicable Law in Mauritius and India;

b
The certified true copies of the Minutes of the Completion Board Meeting held by the Company’s Board and the Board of TeleTech India appointing the Purchaser’s nominees to the Company’s and TeleTech India’s Board and accepting the resignations of the TE nominees from the Company’s Board and the Board of TeleTech India, along with the applicable forms filed in this regard;

c.
Aegis shall provide evidence that it is able and ready to pay on Closing Date the dues to “TeleTech” listed in Annexure 17 of the Disclosure Letter on account of TeleTech India Letter which due amount may be modified 5 days prior to Closing Date with consent of Parties to reflect updated amounts, if any, after TeleTech India provides the regulatory approvals under Applicable Law in this regard as stated in sub clause 3.1.4 (xix) and (xx) below and shall do so through a special no lien account named ‘TeleTech India’ opened for this purpose.

d.	Receipt from the Selling Shareholder TE to the Purchaser that it has received the full and final Purchase Price for the Sale Shares.

e.
A certificate from the CEO (or other officer) of the Company, TeleTech India and the Selling Shareholder to the Purchaser stating that representations and warranties provided as on October 24, 2007 are true and accurate as of the Closing Date and that no Material Adverse Effect has occurred.

2.3
Completion of Share Transfer shall take place as mutually agreed between the Parties, within five (5) days of the fulfilment of the Conditions Precedent by the Parties as applicable to each of them, as the case may be.

2.3.1
Completion Activities: The Boards of Directors of the Company and Teletech India shall convene the Completion Board Meeting to be held on or before the Closing Date to achieve the Completion of Share Transfer and the Selling Shareholder shall cause the Directors to take inter-alia the following steps:

a.
Pursuant to Clause 2.1, Selling Shareholder shall sell, transfer, convey, assign and deliver the Sale Shares to the Purchaser. The Selling Shareholder shall present the original share certificates evidencing their ownership of the Sale Shares and shall execute the share transfer deed(s) adequately stamped for transfer of the same. The cost of the stamping will be borne by the Purchaser.

b.	Purchaser shall accept the transfer of the Sale Shares from the Selling Shareholder and shall make the payment of the Purchase Price in the manner set out above. The Purchaser shall present the original share certificates along with duly executed share transfer deeds adequately stamped to the Board of Directors of the Company and TeleTech India as the case may be for the relevant Share Certificates.

c.
The Boards of Directors of the Company and TeleTech India shall approve the transfer of Sale Shares from the Selling Shareholder and BVL to the Purchaser, as applicable in the context, make necessary entries in the statutory records of the Company and TeleTech India including entering the name of the Purchaser as the legal and beneficial owner of the Sale Shares, free and clear of all Encumbrances, in the register of members of the Company and return the original share certificates to the Purchaser duly endorsed in the name of the Purchaser as the legal and beneficial owner of the Sale Shares evidenced thereunder with the transfer details.

d.	Board of Directors of the Company and TeleTech India shall cause the Board to appoint such new Directors of the Company and TeleTech India as are nominated by the Purchaser (“Reconstituted Board”).

e.
All the earlier Directors of the Company and TeleTech India shall submit their unconditional and irrevocable resignations to their respective Board of Directors stating specifically in such resignation letters that none of them have any claims against the Company or TeleTech India or their shareholders whether for loss of office or otherwise.

f.
All powers of attorney / authority letters issued in favour of the resigning Directors of both the Company and TeleTech India shall be revoked and any resolutions passed in this regard shall be superseded.

g.
The Board of Directors of the Company and TeleTech India shall consider and accept the resignation of the Directors of the Company and TeleTech India with effect from the Closing Date and authorise one of the Directors in each to file all necessary forms with the relevant RoC recording such change in Directors.

h.
TeleTech India, the Company, the Selling Shareholder and BVL shall make necessary filings with the applicable regulatory authorities as required by Applicable Law in India, Mauritius and The Netherlands including but not limited to filing the relevant forms with the applicable regulatory authorities.

i.
All guarantees or other such financial obligations issued or provided to any Affiliates of the Company and TeleTech India shall be revoked and any resolutions passed in this regard shall be superseded.

j.	All the Sale Share certificates shall be duly endorsed in the name of the Purchaser.

k.	The Selling Shareholder shall provide a receipt that they have received the full and final consideration for the Sale Shares.

l.
The certified true copies of the Minutes of the Completion Board Meeting held by the Company’s Board appointing the Purchaser’s nominees to the Company’s Board and accepting the resignations of the Selling Shareholder’s nominees from the Company’s Board, along with evidence of filing the applicable forms recoding such change in Directors in this regard.

2.3.2	Completion shall be deemed to have occurred after satisfaction of the Conditions Precedent and when each of the aforesaid acts and deeds have been completed and shall be treated as completed contemporaneously and no proceedings shall be deemed to be taken nor any documents executed or delivered at the Completion until all have been so taken, executed and delivered, unless waived in writing by the Purchaser.

2.4
Management of the Company and TeleTech India after the Completion: The Parties understand that after the Completion of Share Transfer, all powers and authority of management of the Company and TeleTech India shall vest in the Reconstituted Board of the Company and TeleTech India respectively. The respective Reconstituted Boards of Company and TeleTech India shall have authority to further reconstitute the Board of Directors of the Company and TeleTech India as it may deem appropriate from time to time.

2.5
Stand-Still Pending Completion and Negative Covenants: Unless the Purchaser otherwise agrees in writing, the Company and TeleTech India shall not and the Selling Shareholder shall cause that the Company and/or TeleTech India does not during the period between execution of this Agreement and the Completion:

a.
Issue or permit to be subscribed any Shares and other equity linked securities, other securities, splits, buy-backs, warrants, options, bonus issues, convertible debt instruments, debt and other securities whether convertible into or exchangeable with Shares of the Company or TeleTech India or create any new class of shares change or in any manner alter the capital structure of the Company or TeleTech India and or issue equity shares;

b.	change the face value of or rights attached to the Sale Shares held by the Selling Shareholder in the Company or the CSM Shares held by the Company in TeleTech India;

c.	take any other action through reorganisation, consolidation, merger, sale of assets or otherwise of either of the Company or TeleTech India;

d.	diversify or restructure the nature of the Business of the Company or TeleTech India;

e.
borrow or enter into new contracts for borrowings, money from any person whether secured or unsecured save and except a working capital credit of up to Rs.5 crores from any Bank to be used in the ordinary course of business of TeleTech India;

f.
create any Encumbrance under the laws of any jurisdiction on the assets or future assets of the Company or Teletech India whether tangible or intangible or any right or interest of the Company or TeleTech India in any assets or IPR or revenues of the Company or TeleTech India or the Sale Shares or the CSM Shares or any part thereof or provide any security, guarantee or indemnity in respect of any debt, including creation of any subordinated debt of a third party, including without limitation the shareholders of the Company or TeleTech India, except in the ordinary course of business;

g.	declare or pay any dividends in either of the Company or TeleTech India;

h.
grant any options or commitments to any third party (including but not limited to any employees of the Company or TeleTech India) regarding issue, allotment, transfer, grant of any shares or other securities of the Company or TeleTech India, as the case may be;

i.	take any actions which would have a Material Adverse Effect;

k.
sell, transfer, lease, assign or otherwise dispose of a material part of the undertaking, property and/or assets of the Company or TeleTech India, as the case may be, except in the ordinary course of business;

l.	enter into any contract, transaction, arrangement or commitment or any other activities of any nature save for the Business;

m.	commence the prosecution or defense of or settle any legal or arbitration proceedings with respect to the Company or TeleTech India, as the case may be, except in the ordinary course of Business;

n.	make any change in the financial and accounting policies of the Company or TeleTech India;

o.	recruit, elect, dismiss or change the remuneration or conditions of any employee of the Company or TeleTech India, except in the ordinary course of Business;

p.	appoint or change its internal/statutory auditors; approve the annual accounts of the Company and TeleTech India or make any deviations thereto;

q.	carry out acquisition or disposal of any investments in any other entities including:
•	investment in a joint venture;

•	formation of or investment in subsidiary;

•	acquisition of shares or units in a listed or unlisted company;

•	investment in an entity which is a related party;
r.
amend the Company’s and TeleTech India’s Memorandum and/ or Articles of Association and/or other charter documents of the same; change the accounting year, accounting policy or the registered office of the Company and TeleTech India; or commence winding up of the operations of the Company and TeleTech India or liquidation of the Company and TeleTech India;

s.	enter into any strategic/financial/other alliance with a third party or enter into new contracts, except in the ordinary course of Business;

t.
Distribute profits/commission to the Directors or employees or to any third parties except performance linked incentives to be distributed in December (Approximately US $ 25,000/-) to the employees of TeleTech India under the human resource policy of TeleTech India, other than as stipulated under the respective HR policies currently prevalent in the two entities.

2.7.
The Selling Shareholder shall deposit an amount equal to 10% of the Purchase Price (the “Escrow Amount”) for a period of twelve (12) months from the Closing Date (“Escrow Period”) into an Escrow Account with a mutually agreed Escrow Agent, which would be adjusted against any Excluded Liabilities and matters as specified in clause 7.7 below. On satisfaction of such Excluded Liabilities or expiry of Escrow Period whichever is earlier, the Escrow Agent shall release the Escrow Amount, if any remaining in the Escrow Account to the Selling Shareholder.

2.8	On or prior to the Closing Date the auditors designated by the Purchaser shall conduct, and shall have a right to observe a count of the inventory of the assets as of such Closing Date.

3.	CONDITIONS PRECEDENT

3.1	Conditions Precedent to Completion and performance of the Parties.

3.1.1
The obligations of the Parties to consummate the transactions under this Agreement are subject to the fulfilment, prior to or at Completion, of each of the following conditions unless waived in writing by the concerned receiving Party of a particular deliverable:

3.1.2
Representations and Warranties: All representations and warranties of the Parties contained in this Agreement are provided as at October 24, 2007 shall be true and correct at and as of the time of Completion on the Closing Date except for changes resulting from any action consented to in writing by the non-representing Party.

3.1.3	Material Adverse Changes: From October 24, 2007 until Completion, there shall not have occurred a Material Adverse Effect on the Company or TeleTech India.

3.1.4
Covenants. The Selling Shareholder, the Company and TeleTech India shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied by each of them prior to or at Completion and shall provide each of the following to the satisfaction of the Purchaser on or prior to the Closing Date.

i.
TeleTech India providing to the Purchaser a nil dues letter in form and substance satisfactory to the Purchaser, from Bharti TeleTech Limited that there are no liabilities or past dues in Bharti TeleTech Limited’s favour owed or subsisting under the Leave and License agreement for the premises at Plot No. 6, Sector 34, EHTP, Gurgaon, Haryana of TeleTech India up to the Closing Date and that Bharti TeleTech Limited has no claims against the Company in this regard and a license to use such premises shall be entered into for the duration of the Transition Period.

ii.	The Selling Shareholder and Purchaser shall execute an escrow agreement on mutually agreeable terms with respect to the Escrow Account.

iii.
The Lo End Facilities Agreement dated February 7, 2004 between Bharti Projects (P) Ltd. (“BPPL”) and TeleTech India and the High-end, Low- end agreement dated February 7, 2004 between TeleTech India and Bharti TeleTech Limited to be terminated and BPPL providing a nil dues certificate to TeleTech India that but for the pending amounts under this Agreement as listed in Part D of Schedule I, no amounts are due under these agreements and expressly waiving any claims that it may have under such agreements and a license to use such facilities as stipulated under the Lo End Facilities Agreement shall be entered into for the duration of the Transition Period.

iv.
The respective Boards and shareholders of the Purchaser, the Company, TeleTech India and the Selling Shareholder passing necessary resolutions authorizing the authorized representative of the Purchaser, the Company, TeleTech India and the Selling Shareholder as the case may be to execute, enter into and consummate the transactions contemplated in this Agreement.

v.
The Selling Shareholder and TeleTech India having furnished to the Purchaser copies of the audited financial statements of the Company and the TeleTech India for the year ended March 31, 2007, along with all filings duly having been made with the Income Tax Department for the year ended March 31, 2007 and the audited financials of TeleTech India and the Company for the period ended September 30, 2007.

vi.	TeleTech India and the Company shall ensure a transfer to the Purchaser or its designated nominee all contributions in respect of the employees of the in the Bharti Benevolent Fund (BBF), including contribution required to be made by the Company for the period up to Closing Date.

vii.
TeleTech India and the Company providing to the Purchaser a schedule bearing the names and details of all employees and ex employees of the Company and TeleTech India Group Superannuation scheme maintained with Om Kotak Mahindra Life Insurance.

viii.
TeleTech India certifying that all past liabilities up to Closing Date have been paid by the Company and TeleTech India, save and except such liabilities specifically agreed by the Purchaser to be retained by TeleTech India which are as listed in Part D of Schedule I and in Schedule II attached to this Agreement.

ix.	TeleTech India providing to the Purchaser a nil-due certificate from BIL with regard to the lease of BIL premises situated at Okhla to TeleTech India.

x.
the Company and the Selling Shareholder procuring from their Affiliates an undertaking to use their best efforts to transfer and assign the licenses to use Microsoft Office in favour of TeleTech India.

xi.
TeleTech India and the Selling Shareholder providing to the Purchaser evidence of the due termination of (a) the Software and Intellectual Property and License Agreement dated July 17, 2004 between TeleTech Holdings Inc. and the TeleTech India (b) TeleTech Service Agreement dated January 1,2005 between TeleTech Service Corporation and TeleTech India.

xii.
TeleTech India shall provide to the Purchaser a written no claims letter from Bharti Airtel Limited to the Company in form and substance satisfactory to the Purchaser under the Master Service Agreement.

xiii.
Selling Shareholder providing a copy of a letter from TeleTech India to IBM requesting that the IBM contract with the Company valid up to 2010 not be terminated by IBM due to change in management and control in the Company.

xiv.
TeleTech Holdings Inc. and/or its Affiliates will enter into a Transition Services Agreement with TeleTech India with respect to the provision of certain services to TeleTech India during the Transition Period upon mutually agreeable terms, including for providing financial reports with the settled commercial understanding of providing GigaPop @ US $ 250 per seat per month payable by TeleTech India in favour of Tele Tech Holdings Inc. and/or its Affiliates.

xv.	All the agreed deliverables as listed in Schedule IV.

xvi.	Providing to the Purchaser unqualified opinions from Counsels from the respective jurisdictions of the Selling Shareholder and the Company certifying as at Closing Date the following:
(a)	the good standing of the Selling Shareholder and the Company;
(b)	the clear title and marketability of the Sale Shares to effect the Share Transfer;
(c)	the Selling Shareholder being the only owner and holder of the Sale Shares and that the records of the Company and statutory authorities as per Applicable Law evidence the same;
(d)	the Sale Shares constitute 100% of the fully paid up and issued shares of the Company;
(e)	there being no fetters or limitations on the Selling Shareholder to sell and transfer the Sale Shares in favour of the Purchaser;

(f)	no consents or approvals, whether from statutory authorities or any third parties, being required for the transfer of the Sale Shares in favour of the Purchaser;
(g)	the Selling Shareholder’s capacity to sell the Sale Shares in favour of the Purchaser free and clear of any Encumbrances and perform its obligations hereunder; and
(h)	The terms and conditions of this Agreement being binding upon and enforceable against the Selling Shareholder and the Company under the laws of the Netherlands and Mauritius respectively.
xvii.
Any such conditions precedent that the Parties may mutually agree are required based on the information provided in the draft Disclosure Letter provided to the Purchaser and for which information the Purchaser needs time to review and understand per the terms of Clause 7.8 below.

xviii	Completion of Share Transfer shall take place as per Applicable Law at applicable jurisdictions, within 5 days of the fulfilment of the Conditions Precedent.

xix.
TeleTech India shall provide to the other Parties the true copies of all approvals received from all regulatory authorities with regard to remitting the dues to “TeleTech” as listed in Annexure 17 of the Disclosure Letter, which amount may be modified 5 days prior to Closing Date with consent of Parties to reflect updated amounts, if any,

xx.
Subject to Applicable Law and the receipt of all regulatory approvals in this regard the Parties, as applicable in the context, shall assist and ensure that TeleTech India shall pay to concerned Affiliates of TeleTech Holdings, as applicable, the amounts listed as ‘Dues to be paid to TeleTech’ at Annexure 17 of the Disclosure Letter which is attached to this Agreement which amount may be modified 5 days prior to Closing Date with consent of Parties to reflect updated amounts, if any.

xxi.	The Purchaser and the Selling Shareholder shall provide letter commitments from Aegis and TeleTech Holdings respectively to adhere to their commitments as provided in this Agreement.

3.1.5
Covenants of Purchaser and Aegis: The Purchaser and Aegis shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied by each of them prior to or at Completion and shall provide each of the following to the satisfaction of the Selling Shareholder.

a.	The Selling Shareholder and Purchaser shall execute an escrow agreement on mutually agreeable terms with respect to the Escrow Account.

b.
The respective Boards and the shareholders of the Purchaser, passing necessary resolutions authorizing the authorized representatives of the Purchaser, as the case may be, to execute, enter into and consummate the transaction contemplated in this Agreement.

c.	A certificate from the CEO (or other officer) of the Purchaser stating that the representations and warranties provided on the Effective Date are true and accurate as of the Closing Date.

d.
Selling Shareholder shall have received all documents regarding the existence of Purchaser and the authority of the Purchaser to execute, deliver and perform the Agreement, all in form and substance reasonably satisfactory to Selling Shareholder.

4.	REPRESENTATIONS AND WARRANTIES

4.1
Warranties: The Selling Shareholder, the Company and TeleTech India have represented as of October 24, 2007 to the Purchaser as set forth in the attached Schedule I the Warranties annexed hereto and acknowledge that the Purchaser is entering into this Agreement on the basis of the Warranties and relying on the correctness thereof. The Purchaser has represented as of October 24, 2007 to the Selling Shareholder and the Company as set forth in Schedule I Part C and acknowledges that the Selling Shareholder and the Company are entering into this Agreement on the basis of the Warranties and relying on the correctness thereof.

5.	CONFIDENTIALITY

5.1
Information: The Parties warrant to each other that they shall at all times use their best efforts to keep confidential all information which is in their possession or which they may acquire in relation to the Company and/or TeleTech India or in relation to the clients and Business (“Confidential Information”).

5.2
Officers, employees and agents: The Parties further warrant that they shall use all reasonable efforts to ensure that the officers, employees and agents of each of them shall observe a similar obligation of Confidential Information, as specified in clause 5.1.above, in favour of the Parties.

5.3
Obligations: The obligation of each Party contained in this Article shall continue for a period of two years from the Effective Date, but shall cease to apply to any information coming into the public domain otherwise than by breach by any such Party of its obligations herein contained. The Parties may, however, disclose the signing of this Agreement and the Closing of the transaction and in media or with regulatory authorities upon the Effective Date or after Closing or as otherwise required by Applicable Law or regulations; provided, however, that the Parties shall coordinate the timing of any disclosures to the media.

6.	FINANCIAL INFORMATION

6.1	Accounting Matters: From the Effective Date, the Selling Shareholder, the Company and TeleTech India agree to:

6.1.1	Inform the Purchaser of all material developments affecting the operations or finances of the Company or TeleTech India, including for the period from October 24, 2007 upto the Effective Date; and

6.1.2
Maintain accurate and complete accounting and other financial records in accordance with the requirements of all Applicable Laws, GAAP and in accordance with all relevant statutory and accounting standards and the policies adopted by the Boards of the Company and TeleTech India.

6.3
Right of Inspection: The Purchaser shall, at its own cost, and subject to providing reasonable written notice to the Company or TeleTech India, have the right to inspect the books and records of the Company or TeleTech India and shall have the right to visit and inspect the facilities of TeleTech India during office hours up to and including the Closing Date as aforesaid.

7.	COVENANTS

7.1	NO RESTRICTION

The Parties represent, warrant and covenant to each other that they are not in any way restricted from entering into this Agreement and they have taken all the necessary reasonable actions for valid execution and delivery of the Agreement and shall take all other actions that may be required for the performance of the Agreement.

7.2	NON-COMPETE

a.
For a period of twelve (12) months from and after the Completion Date (the “Non-Solicitation Period”), the Selling Shareholder agrees that it shall not, directly or indirectly, solicit for employment any of the Company’s or TeleTech India’s employees who are employed by the Company or TeleTech India as the case may be, without the prior written consent of the Purchaser.

b.
For a period of Eighteen (18) months from and after the Closing Date (the “Non Compete Period”), the Selling Shareholder agrees that it shall not, directly or indirectly, operate a business similar to the Business.

c.
Notwithstanding the provisions of Section 7.3(b), the Selling Shareholder and its affiliates may (a) beneficially own ten percent or less of the equity or debt of any company that competes, directly or indirectly, with the Company or TeleTech India or (b) enter into a joint venture or acquire an entity that owns or operates a business similar to the Business provided the Business being undertaken by such joint venture or acquired entity does not constitute 20% or more of the revenues of the business of such joint venture or acquired entity.

7.3	Indemnification

7.3.1	Indemnification by the Selling Shareholder

a.
Subject to the limitations in Section 7.3.1(b), the Selling Shareholder hereby indemnifies and holds harmless TeleTech India and the Purchaser, and its respective officers, directors, employees, and agents, at all times from and after the Completion Date from, against and in respect of any and all losses, including reasonable attorney fees, arising from or related to any breach or default in performance by the Selling Shareholder, the Company or TeleTech India of their obligations under this Agreement or resulting from a breach of any of their representations or warranties contained in this Agreement or any claim(s) that may arise against the Company or TeleTech India on account of the Excluded Liabilities or any part thereof.

TeleTech Holdings shall cause and ensure that the Selling Shareholder shall honour its indemnity commitments as provided herein and understands and acknowledges that in the event of failure by the Selling Shareholder to honour such indemnity commitments TeleTech Holdings commits and covenants to honour the same on account of the Selling Shareholder, as per Applicable Law.

b.	Certain Limitations to Selling Shareholder’s Indemnity

i.
The Selling Shareholder shall have no obligation to indemnify Purchaser for any Losses until such time as the amount of the aggregate Losses equal or exceed $30,000 (USD); provided however that this limitation shall not apply for any losses on account of Excluded Liabilities.

ii.
The Selling Shareholder shall have no obligation to indemnify Purchaser for any Losses in excess of $1.5 million (USD); provided however that this limitation shall not apply for any Losses on account of Excluded Liabilities.

7.3.2	Indemnification by Purchaser

a.
Subject to the limitations in Section 7.3.2(b), Purchaser shall indemnify and hold harmless the Selling Shareholder, and its respective Affiliates, officers, directors, employees and agents, at all times from and after the Completion Date from, against and in respect of any and all Losses arising from or related to a breach of any of its representations or warranties contained in this Agreement or default in the performance by Purchaser of its obligations under this Agreement or any claims that arise against the Company on account of any liabilities of the Company or TeleTech India except for Excluded Liabilities, for an act or omission by the Company or TeleTech India after the Closing Date.

Aegis shall cause and ensure that the Purchaser shall honour its indemnity commitments as provided herein and understands and acknowledges that in the event of failure by the Purchaser to honour such indemnity commitments Aegis commits and covenants to honour, as per Applicable Law, the same on account of the Purchaser.

b.	Certain Limitations To Purchaser’s Indemnity

i.	Purchaser shall have no obligation to indemnify the Selling Shareholder for any Losses until such time as the amount of the aggregate Losses equal or exceed $30,000 (USD).

ii.	Purchaser shall have no obligation to indemnify the Selling Shareholder for any Losses in excess of US $ 1.5 million.

For abundant clarity the Purchaser’s indemnity obligation towards the Selling Shareholder is limited to 60% of the claimed / demanded amount.

7.3.3
The Parties understand and agree that they shall adjust any amounts if received from any claimants towards indemnity to the extent (a) a reserve in respect of any Losses was made in the Financial Statements prior to the Closing Date (b) the amount of any insurance proceeds actually received by an indemnified party with respect to such Losses, and (c) any indemnity, contribution or other similar payment actually received by an indemnified party from any third party with respect to such Losses; provided that this does not limit the rights of any Party to first seek indemnity from the indemnifying party.

7.3.4
The indemnification obligations of the Parties under this Clause 7.3 shall not be applicable upon the expiry of twenty four months from the Closing Date, save and except with regard to indemnities provided with respect to Excluded Liabilities which shall survive without any limitations relating to time or amounts.

7.4	DETERMINATION OF DAMAGES AND RELATED MATTERS

7.4.1
Purchaser acknowledges and agrees that Purchaser and their representatives have had access to such of the information and documents with respect to the Company and TeleTech India as Purchaser and its representatives shall have requested to review based on documents provided by the Company and TeleTech India; that Purchaser and their representatives have had a full opportunity to meet with appropriate management and employees of the Selling Shareholder and the Company or Teletech

India to discuss Teletech India and its business; and that, in determining to purchase the Company and TeleTech India, the Purchaser has made its own investigation into, and based thereon, Purchaser has formed an independent judgment concerning the Company and TeleTech and their businesses.

7.4.2.
Notwithstanding the above the Purchaser is acquiring the Company and TeleTech India through the Share Transfer based on the representations and warranties provided by the Selling Shareholder and the Company and TeleTech India to the Purchaser under this Agreement.

7.4.3	The Parties agree that the provisions set forth in this Article 7 can be specifically enforced in judicial proceedings.

7.5	MATTERS INVOLVING THIRD PARTIES

This Section 7. 5. s subject to the provisions and limitations of Section 7.3.1, 7.3.2, 7.3.3 and 7.3.4.

7.5.1
For purposes of this Section 7.5. a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party.”

7.5.2
If any third party shall notify the Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against the Indemnifying Party under this Article 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant documentation in the possession of the Indemnified Party (a “Notice of Claim”); provided, however, that failure on the part of the Indemnified Party to notify any Indemnifying Party shall not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby materially prejudiced by such failure.

7.5.3
The Indemnifying Party may, at its own expense, participate in the defense of any claim, suit, action or proceeding by providing written notice to the Indemnified Party and delivering to the Indemnified Party a written agreement that the Indemnified Party is entitled to indemnification pursuant to Article 7 for all Losses arising out of such claim, suit, action or proceeding, and that the Indemnifying Party shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof, provided that the Indemnifying Party’s counsel is reasonably satisfactory to the Indemnified Party, and the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If, however, the Indemnifying Party reasonably determines, based upon written advice of counsel, that the representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present a conflict of interest, then such Indemnified Party may employ separate counsel (Indemnifying Party’s consent to the choice of counsel is required, such consent not to be unreasonably withheld) to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of one such separate counsel. Whether or not the Indemnifying Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the Parties hereto shall cooperate in the defense or prosecution thereof.

7.5.4
Any settlement or compromise made or caused to be made by the Indemnified Party or the Indemnifying Party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in this Section 7.4.6 shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise, provided that no obligation, restriction or Loss shall be imposed on the Indemnified Party as a result of such settlement without its prior written consent. The Indemnified Party will give the Indemnifying Party at least 30 days’ notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Party may reject such proposed settlement or compromise; provided that from and after such rejection, the Indemnifying Party shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Party would have been obligated to pay under the proposed settlement or compromise.

7.6	CORPORATE NAME OF TELETECH INDIA

TeleTech India undertakes that it will use its best efforts to promptly change its corporate name by removing the word ‘TeleTech” therefrom and the Selling Shareholder and/or its affiliates grants the Purchaser and Teletech India a limited license to use the name TeleTech until such changes are completed; provided, however, that TeleTech India shall cease using the word “TeleTech” no later than 120 days from the Closing Date.

7.7	EXCLUDED LIABILITIES

7.7.1
Without prejudice to what is set out elsewhere in this Agreement and to any of the rights of the Purchaser in terms of this Agreement, the Selling Shareholder specifically indemnifies and holds harmless the Purchaser and/or TeleTech India against any taxes arising from past and/or new assessments of taxation and/or the re-opening of any tax assessments of the Company and or TeleTech India and any penalties or interest or other statutory charges levied by the Income Tax Department as a result thereof (such cumulative sum hereinafter referred to as the “Special Indemnity Claim”) which TeleTech India and/or Purchaser may suffer as a result of or which may be attributable to any liability for income tax matters by TeleTech India under the transfer pricing regulations of the IT Act for any one or more of the financial years beginning with the financial year ended March 31, 2005 and upto the Closing Date. The Selling Shareholder’s indemnity obligation hereunder is limited to 60% of the Special Indemnity Claim.

7.7.2
In the event there is any demand from any statutory authorities including the Income Tax Department or any liability arises for the period prior to and up to the Closing Date, the Purchaser and/or TeleTech India shall forward a copy of the demand letter to the Selling Shareholder. The Selling Shareholder agrees and undertakes to forthwith pay to the Company and/or TeleTech India and settle in full the demand and claim so raised on TeleTech India and in no event no later than seven days from the date of receipt of the letter. The Selling Shareholder’s indemnity obligation hereunder is limited to 60% of the claimed or demanded amount. Any failure by the Selling Shareholder to so provide funds for such demand shall attract interest calculated at the @ of 2% above the SBI prime lending rate or 18%, per annum whichever is higher payable on a monthly basis.

7.8	Disclosure Letter

The Parties understand and agree that certain disclosures as stated in the draft Disclosure Letter were not provided to the Purchaser at the time of conducting the due diligence of TeleTech India and as such agree that such documents shall now after the Effective Date be reviewed by the Purchaser. The Parties shall in good faith agree, if necessary, to include certain further conditions precedent to be achieved prior to the Closing Date in order to consummate the Share Transfer and Completion based on such review of the information as shall be provided by TeleTech India to the Purchaser.

8.	IPR

TeleTech India does not own any IPR. TeleTech India uses IPR relating to the office and accounting software under valid and assigned licenses from the Selling Shareholder and/or its Affiliates.

9.	CERTAIN POST-COMPLETION ASSISTANCE BY THE PURCHASER

9.1
The Parties agree to assist each other on a best efforts basis to prepare all customary accounting, tax, employment, benefits-related and similar reports for the Company or TeleTech India for periods up to the Completion Date which are reasonably requested and provide each other with information in their possession and control in respect of accounting, employment, benefits-related and similar reports after the Completion Date to the extent reasonably requested.

9.2
The Parties agree to cause the appropriate personnel of each other to assist in the prosecution or defense of any claims and litigation provided that such assistance does not unreasonably disrupt the ordinary business operation of the obliging Party.

10.	NOTICES

10.1
Any notice to be given by any party to this Agreement shall be in writing and shall be deemed duly served if delivered by prepaid registered post or through a delivery service/courier (airmail in the case of an address for service outside Delhi) to the addressee at the addresses mentioned below:

To the Company at:	To Selling Shareholder at:	To the Purchaser
c/o TeleTech Europe B.V.,	TeleTech Europe B.V.,	Address:
Maassluisstraut,	Maassluisstraut,	10 FRERE Felix de Valois Stret,
416a, 1062GS,	416a, 1062GS,	Port Louis Mauritius
Amsterdam, The Netherlands	Amsterdam, The Netherlands	Attention: CFO: Chief Financial Officer
With a copy to:	With a copy to:
C/o TeleTech Holdings, Inc.	C/o TeleTech Holdings, Inc.
9197 S. Peoria Street	9197 S. Peoria Street
Englewood, CO 80227-5833	Englewood, CO 80227-5833
Attention: Chief Financial Officer	Attention: Chief Financial Officer

or at such other address (facsimile numbers as the party to be served may have notified in accordance with the provisions of this Clause) for the purposes of this Agreement. Any notice served by facsimile shall be followed by prepaid registered post or through a delivery service/courier to the addressee at its address.

10.2	Any notice served by prepaid registered post shall be deemed served five (5) days after posting. Any notice served by over night courier shall be deemed served five (5) days after posting

11.	GOVERNING LAW AND JURISDICTION

11.1	Governing Law

This Agreement is governed by and is to be construed in accordance with the laws of Mauritius as applicable to the Company and the Purchaser, the Laws of The Netherlands as applicable to the Selling Shareholder and Laws of India as applicable to TeleTech India without regard to its conflicts of law rules.

11.2	Proceedings

In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (“Proceedings”), the Parties irrevocably submit to the jurisdiction of courts in Mumbai, India only and waive any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.

12.	DISPUTE RESOLUTION AND ARBITRATION

12.1
The Parties hereby agree that they intend to discharge their obligations in utmost good faith. The Parties therefore agree that they will, at all times, act in good faith, and make all attempts to resolve all differences howsoever arising out of or in connection with this Agreement by discussion failing which, by arbitration.

12.2
All proceedings in any such arbitration shall be conducted in English. The arbitration proceedings shall be conducted in accordance with the provisions of the Indian Arbitration and Conciliation Act and

Rules made thereunder and award made by the arbitrators shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly. The seat of the arbitration proceedings shall be Mumbai, India.

12.3
The arbitration tribunal shall consist of three arbitrators, one arbitrator each shall be appointed by the Purchaser and the Selling Shareholder and the two arbitrators so appointed shall appoint the third arbitrator.

12.4
Additional Remedy: Notwithstanding the foregoing, in the event of a breach or threatened breach of the provisions of this Agreement, damages to be suffered by the Parties or their Affiliates, if any, will not be fully compensable in money damages alone, and accordingly, the Parties will in addition to other available legal or equitable remedies, be entitled to an injunction against such breach or threatened breach without any requirement to post bond as a condition of such relief and also specific performance of the obligations of the Parties hereunder.

13.	TERMINATION

13.1	Grounds for Termination: This Agreement shall continue in full force and effect until terminated in accordance with the provisions of this Article 13. This Agreement may be terminated at any time:

13.1.1	by mutual written agreement of the Parties;

13.1.2
by any Party if there shall be any law or regulation that makes consummation of the transactions illegal or otherwise prohibited or if consummation of the transactions would violate any non-appealable final order, decree or judgement against any of the Parties of any court or governmental body having competent jurisdiction; or

13.1.3
by any Party if the other Party commits a material breach of this Agreement or any of its obligations under this Agreement and shall fail to remedy such breach (if capable of remedy) within fifteen (15) days after being given notice by the non breaching Party to do so; or

13.1.4
If any Party shall go into liquidation whether compulsory or voluntary (except for the purpose of a bona-fide reconstruction or amalgamation with the consent of the other Parties such consent not to be unreasonably withheld) and if a liquidator is appointed (but without prejudice to any rights any Party may have against the other, arising prior to such termination) or if an administrator shall be appointed or if a receiver, administrative receiver, or manager shall be appointed by order of a competent court or an authority over any part of the assets or undertaking of the Party and such order continuing for a period of six months; or

13.1.5
by either Purchaser, on the one hand, or Selling Shareholder s, on the other hand, by giving written notice of such termination to the other, if Completion shall not have occurred within sixty (60) days from the Effective Date; provided, however, that the terminating party is not in breach of its obligations under this Agreement.

13.2	Effect of Termination

Without prejudice to the accrued rights and interest of the Parties, the termination of this Agreement shall be without any further liability of any Party (or any Shareholder, Director, officer, employee, Affiliates, agent, consultant or representative of such Party) to the other Parties; provided that if such termination shall result from the (i) wilful failure of any Party to fulfil a condition to the performance of the obligations of any other Party, (ii) failure to perform a covenant of this Agreement; or (iii) material breach, such Party shall be fully liable for any and all loss incurred or suffered by the other Party as a result of such failure or breach. In the event of termination of this Agreement resulting from any sub clauses of this Article 13, the provisions of Article 5 and 13 shall survive termination of the Agreement.

14.	GENERAL

14.1
No Partnership: Nothing herein contained in this Agreement shall constitute or be deemed to constitute a partnership between the Parties or any of them, and no Party shall hold himself out as an agent for any other Party, except with the prior written consent of the other Parties.

14.2
Entire Agreement: This Agreement is the entire agreement between the Parties on the subject matter contained herein and shall supersede any previous agreement or understanding between all or any of the Parties in relation to all or any such matter.

14.3	Costs: Each Party shall bear its own costs of or in connection with the preparation and execution of this Agreement.

14.4	Taxes: The Selling Shareholder shall be liable for any income-tax liabilities on account of capital gains accruing to them for the Share Transfer.

14.5	Time: Time shall be of the essence provided that any date or period as set out in any Clause may be extended by mutual written consent of the Parties.

14.6
Counterparts: This Agreement may be executed in any number of counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such documents or counterparts.

14.7
Variation: No variation of this Agreement shall be binding on any Party unless, and to the extent that such variation is recorded in a written document executed by such Party, but where any such document exists and is so signed such Party shall not allege that such document is not binding by virtue of an absence of consideration.

14.8
Severability: If any provision of this Agreement is invalid, unenforceable or prohibited by law, this Agreement shall be considered divisible as to such provision and such provision, shall be inoperative and shall not be part of the consideration moving from either Party hereto to the other, and the remainder of this Agreement shall be valid, binding and of like effect as though such provision was not included herein.

14.9
Successors and Assigns: This Agreement shall be binding upon the parties to this Agreement and their respective successors and permitted assigns. Provided that none of the Parties to this Agreement shall be entitled to assign this Agreement or any of its rights and obligations under this Agreement except by a transfer of that Party’s Shares in the Company or TeleTech India which is permitted under the express terms of this Agreement and which is made in accordance with the Articles of Association, or which is otherwise approved in writing by the other Parties to this Agreement and (in either case) on terms that the transferee shall covenant with the other Parties to this Agreement to perform all the obligations of the transferor under this Agreement.

14.10
The clauses in this Agreement relating to confidentiality, indemnity, governing law, arbitration, Excluded Liabilities shall survive the Closing Date up to the time periods as stated in this Agreement and for abundant clarity clauses relating to governing law, arbitration and Excluded Liabilities and indemnity and Special Indemnity Claim provided in relation to the same shall continue to survive the Closing Date without any limitation.

14.11
No Waiver :Save and except as expressly provided in this Agreement, no exercise, or failure to exercise, or delay in exercising any right, power, or remedy vested in any Party under or pursuant to this Agreement shall constitute a waiver by that Party of that or any other right, power, or remedy.

IN WITNESS WHEREOF the Parties hereto have entered into this Agreement the day and year first hereinabove written.
SIGNED AND DELIVERED BY:

World Focus		Customer Solutions Mauritius

By:	/s/Aparup Sengupta	By:	/s/Alan Schutzman
Name:	Aparup Sengupta	Name:	Alan Schutzman
Title:	Authorized Signatory	Title:	Assistant Secretary

Teletech Europe B.V		TeleTech Services (India) Ltd.

By:	/s/ Brian Delaney	By:	/s/John Troka

Name:	Brian Delaney	Name:	John Troka
Title:	Executive Vice President	Title:	Director

SCHEDULE I
[Refer Clause 4]
Part –A
Warranties of the Company, Selling Shareholder and TeleTech India
The following are the representations and Warranties of the Company, the Selling Shareholder and TeleTech India provided as of October 24, 2007, except as disclosed in the Disclosure Letter annexed hereto
1.	Status of the Company and TeleTech India

1.1
The Company and TeleTech India are limited companies and are duly organised, legally existing and in good standing under the relevant laws of the countries in which they have been incorporated and have all requisite corporate power and authority to own their assets and carry on their businesses in the manner in which they are now conducted.

1.2
The copies of the Certificate of Incorporation, the Memorandum and Articles of Association of the Company and TeleTech India, which have been certified and initialled by an officer on behalf of Company and TeleTech India as the case maybe, are up-to-date, correct and complete.

1.3
The Company and TeleTech India have filed, submitted and furnished all statements, returns, records and information in the prescribed manner to the prescribed authorities (including but not limited to Registrar of Companies, Reserve Bank of India and tax authorities) as required under the relevant laws, and that they have no material outstanding claims or liabilities including taxes or other statutory liabilities except for claims and liabilities which would not have a Material Adverse Effect.

1.4
The Company and Teletech India are not in arrears of any material public demands including Taxation (including income tax, corporation tax and all other taxes and revenues) or any other statutory dues payable to the Government or any local or other material authority except for such demands or dues which would not have a Material Adverse Effect.

1.5
The Company and TeleTech India have maintained all books, records and documents including the books of accounts and all of them materially incorporate all particulars relating to the business of the Company or TeleTech India in accordance with applicable legal requirements. The audited financial statements of the Company and TeleTech India reflect a true and fair state of affairs in all material respects.

1.6
The Company and TeleTech India have the right to use all material IPR, concessions, trademarks, copyrights, trade names, domain names, patents and license agreements that the Company is currently using, without any known conflict with the rights of third parties and is not a party to nor is aware of any pending or threatened material litigation or dispute in respect thereof. No claim has been made by any third party which alleges any infringing act or process or which otherwise disputes the right of the Company or TeleTech India to use any IPR whether relating to the Business or otherwise being used by the Company or TeleTech India and the Company or TeleTech India are not aware of any circumstances (including any act or omission to act) likely to give rise to such a claim. There exists no actual or threatened material infringement by any third party of any IPR held or used by the Company or TeleTech India (including misuse of confidential information). The Company or TeleTech India are not in material default under any license, sub-license or assignment granted to it in respect of any IPR.

1.7	None of the following events has occurred nor is likely to occur within the best knowledge of the Company or TeleTech India:

1.7.1
An application to a court for an order, or the making of any order, that the Company or Teletech India be wound up, that a liquidator, receiver or custodian be appointed of the Company or TeleTech India or any of the assets of the aforesaid or that the Company or TeleTech India be placed in bankruptcy / liquidation.

1.7.2	A resolution for winding up of the Company or TeleTech India.

1.7.3	The convening of a meeting or passing of a resolution to appoint a liquidator.

1.7.4
A scheme of arrangement, amalgamation or reconstruction of the Company or TeleTech India with any other entity or arrangement or composition with or assignment for the benefit of all or a class of creditors of the Company or of TeleTech India.

1.7.5
The taking of any action to seize, attach, take possession of or appoint a custodian, receiver, liquidator or manager in respect of the Company or TeleTech India or any Shares or property of the Company or TeleTech India.

1.8
The Company and TeleTech India are in possession of and control and is full legal and beneficial owner of, and has good and marketable title to all the material assets reflected in the Balance Sheet as of March 31, 2007 and any material assets acquired thereafter except for those disposed of since then in the normal course of business.

1.9
The Company or TeleTech India have not granted any options or commitments to any party (including but not limited to any employees of the Company or TeleTech India) regarding issue, allotment, transfer, grant of any shares or other securities of the Company or TeleTech India.

1.10
The Sale Shares relating to the Company and TeleTech India are duly registered in the name of the Selling Shareholder and the Company respectively, and constitute 100 % of the fully paid up, issued and outstanding share capital of the Company and 60% of the fully paid up, issued and outstanding share capital of Teletech India as on the Effective Date and shall remain so as at the Closing Date and are fully paid-up and legally and beneficially owned by the Selling Shareholder and the Company respectively, and there is no option, right to acquire, mortgage, charge, pledge, rights of first refusal or pre emptive rights, lien or other form of security or Encumbrance on, over or affecting the Sale Shares or any of them or any agreement or commitment to give or create any of the foregoing in respect of these Sale Shares, and neither the Selling Shareholder nor the Company has received any notice of any claim by any person to be entitled to any of the foregoing in respect of these Sale Shares.

1.11
Upon consummation of the transactions contemplated by this Agreement with the Share Transfer at Completion, the Purchaser will acquire good, valid and marketable title to the Sale Shares, free and clear of all liens, claims and Encumbrances.

1.12
No person or entity (other than the Purchaser) has any agreement or option or any right, such as a right of first refusal or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement or option for the purchase from the Company or TeleTech India or the Selling Shareholder of any Sale Shares.

1.13
The accounts of TeleTech India and the Company make full provision for or disclose, all liabilities (whether actual, contingent or disputed and including financial lease commitments and pension liabilities), all outstanding capital commitments and all bad or doubtful debts, in each case in accordance with accounting standards prescribed by the Institute of Chartered Accountants of India.

2.	Litigation

There is no claim, action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the Company’s or knowledge, threatened against the Company, whether or not these question the validity of this Agreement or the right of the Company to enter into this Agreement, or which might result, either individually or in the aggregate, in a Material Adverse Effect on the Company, nor is there any material litigation pending, or, to the Company’s knowledge, threatened against the Company by reason of the past employment or consulting relationships of any of the Company’s employees or consultants, the proposed activities of the Company or TeleTech India, or negotiations by the Company or TeleTech India with a possible Purchaser of the Company. No claims have been made or are to the knowledge of the Company or TeleTech India threatened or anticipated, by employees or ex-employees of the Company or TeleTech India in any jurisdiction nor have any claims been made or to the knowledge of the Company or TeleTech India are threatened or anticipated by or from any third parties.

3.	Absence of Undisclosed Liabilities

The Company and TeleTech India have no material existing or contingent liabilities or financial obligations of any type (whether to related or third parties) which were not fully reflected in the last Balance Sheet as of September 30, 2007 or which have not been otherwise disclosed and, the Company has not incurred or otherwise become subject to any such liabilities or obligations, except in the ordinary course of business.

4.	Transfer of Sale Shares

4.1
The Selling Shareholder and the Company have the power and authority to enter into this Agreement, and to execute and deliver this Agreement. The Selling Shareholder, the Company and TeleTech India have been duly authorised by all requisite corporate actions on its part.

4.2	This Agreement, when duly executed, will constitute the legal, valid, and binding obligation between the Company, TeleTech India and the Selling Shareholder, enforceable by or against either of them.

4.3
The Selling Shareholder, the Company and TeleTech India are empowered by provisions of the Applicable Laws and their Memorandum & Articles of Association to register the transfer of Sale Shares in the name of the Purchaser.

5.	Approvals and Licenses

5.1
The Selling Shareholder, the Company and TeleTech India have obtained all material licenses, permissions, and consents required for it to carry on its business as currently conducted except to the extent that any such non-compliance would not have a Material Adverse Effect and shall obtain all permissions as may be necessary for registration of transfer of Sale Shares in favour of the Purchaser.

5.2
The Selling Shareholder, the Company and TeleTech India have complied in all respects with all Applicable Laws and regulations governing its business and performance of this Agreement by the Selling Shareholder, Company or TeleTech India shall not result in any breach or violation by the Company and/or the Selling shareholders of any agreement, contract, arrangement or any terms of any license, approval or permission granted by any authority except to the extent that any such breach or violation would not have a Material Adverse Effect.

6.	Breach of Contracts

6.1	The Selling Shareholder, the Company or TeleTech India are not in material breach of any material agreements and no events have occurred which is likely to give rise to such a default.

6.2
The Selling Shareholder, the Company or TeleTech India are not in material breach of any of their respective agreements entered into with others in the normal course of business, except to the extent that any such breach would not have a Material Adverse Effect, and, to the knowledge of the Selling Shareholder, Company or TeleTech India, all their existing material agreements are valid, in force and enforceable in accordance with their terms.

6.3
The Selling Shareholder, the Company and TeleTech India have disclosed to Purchaser accurate and complete copies of all material contracts, arrangements, or obligations (a) to which the Selling Shareholder, the Company or TeleTech India are a party and (b) which whether by reason of their nature, term, scope price or otherwise are or are likely to be of material importance to the business, profits or assets of the Company or TeleTech India.

6.4
The contracts that the Company and TeleTech India hold including but not limited to the Master Service Agreement between the Teletech India and Bharti Airtel Limited are valid and there is nothing known to the Selling Shareholder, Company or TeleTech India to believe that such contracts and in particular the Master Service Agreement shall not subsist.

7.	Information

7.1
The information provided to the Purchaser during the due diligence process and/or as indicated in the Disclosure Letter and exhibited as Schedule III to this agreement, will at the date of this Agreement and the Closing Date remain true, complete and accurate in all material respects.

7.2
All the material information which is necessary to enable the Purchaser and their respective professional advisors to make an informed assessment of the liabilities, financial position, of the Company or TeleTech India and of the rights and clear title attaching to the Sale Shares has been fully and accurately disclosed to the Purchaser.

8.	Company Assets

The Company and TeleTech India has good and marketable title to all the material assets owned by them and the Selling Shareholder has good marketable title to the Sale Shares.

9.	Confidential Information

Where any information is acquired by the Selling Shareholder, Company or TeleTech India under the obligation to keep it confidential such information (except insofar as it has fallen into the public domain through no fault of the Company) has been kept strictly confidential and has not been disclosed otherwise than subject to an obligation of confidentiality being imposed on the Person to whom the information was disclosed. The Selling Shareholder, Company and/or TeleTech India and/or the Selling Shareholders are not aware of any material breach of such confidentiality obligations by any third party.

10.	Records and Software

The Company and TeleTech India are licensed to use all material software that the Company or TeleTech India are currently using.

11.	Insurance

11.1
The Company and TeleTech India have insurance coverage for all their assets and the said insurances are in full force and effect and there are no circumstances which might lead to any liability under such insurance being avoided by the insurers.

11.2	No material claim is outstanding by the Company or TeleTech India under any such policy of insurance and there are no circumstances likely to give rise to such a claim.

12.	Compliance

The Company and TeleTech India have in relation to their employees (and so far as relevant to each of its former employees) complied with all statutes, regulations, collective agreements, terms and conditions of employment, orders and awards relevant to their terms and conditions of service or to the relations between the Company or TeleTech India as the case maybe and the respective employees (or former employees, as the case may be) or any recognised trade union, staff association or other body representing its employees or any of them except to the extent such non compliance would not have a Material Adverse Effect

SCHEDULE I
[Refer Clause 4]
Part –B
Warranties of the Selling Shareholder
The following are the representations and Warranties of the Selling Shareholder provided as of October 24, 2007, except as disclosed in the Disclosure Letter annexed hereto, TE represents and warrants as follows:
1.	The Sale Shares

1.1
The Sale Shares have been duly issued and allotted, all requisite approvals have been obtained from the concerned authorities for issue and allotment thereof and are freely transferable at all times. The Sale Shares are free from all type of Encumbrances and the Selling Shareholder is not aware of and has not created nor noted any pledge, charge, lien or Encumbrance whatsoever over or in respect of the Sale Shares.

1.2
The Selling Shareholder and the Company have full legal right, power, and authority to register transfer of Sale Shares, as applicable and the neither the Selling Shareholder and nor the Company have been prohibited, restrained or otherwise prevented under any order, judgement, decree, prohibition, injunction, attachment, mandatory orders, awards of processes issued by any court of law, statutory authorities or any other person acting under provisions of any law for the time being in force from selling and transferring the Sale Shares to the Purchaser.

2.	Approvals and Licenses

The Selling Shareholder and the Company have complied in all material respects with all Applicable Laws and regulations governing the sale and transfer of Sale Shares and performance of this Agreement by the Company shall not result in any material breach or violation of any agreement, contract, arrangement or any terms of any license, approval or permission granted by any authority in India. The Company shall co-operate with the Purchaser in obtaining any approval or filing any intimation with the applicable regulatory authorities to facilitate the Share Transfer.

3.	Acquisition by the Purchaser

3.1
The Selling Shareholder, the Company and TeleTech India have the power and authority to enter into this Agreement, and to execute and deliver this Agreement. The Selling Shareholder and the Company have been duly authorised by all requisite corporate action on its part. This Agreement, when duly executed, will constitute the legal, valid, and binding obligation between the Selling Shareholder, Company and the Purchaser, enforceable by or against either of them.

3.2
Transfer of Sale Shares to the Purchaser is in accordance with law and is not in conflict of any provisions of law and no third party consents are required, whether under any agreement relating to any financial facility or otherwise for the purpose of executing this Agreement or for performing the transactions and any of the obligations hereunder.

4.	Transfer of shares by Bharti TeleTech Limited in favour of BVL

4.1
The Selling Shareholder and the Company represent that it had full knowledge and had provided its unconditional consent and no objection to Bharti TeleTech Limited for the transfer of shares by Bharti TeleTech Limited in favour of BVL and the Company does not have any claims against Bharti TeleTech Limited or BVL in this regard.

SCHEDULE I
Part – C
Warranties of Purchaser
The following are the representations and Warranties of Purchaser provided as of October 24, 2007,: Purchaser represents and warrants as follows:
1.
The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into and to perform this Agreement.

2.
The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Purchaser and this Agreement constitutes, and when executed will constitute, the legal, valid and binding obligations of Purchaser enforceable in accordance with its respective terms.

3.
There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Purchaser’s knowledge threatened, that question the validity of this Agreement or any action taken or to be taken by Purchaser in connection with this Agreement. There is no litigation, proceeding or governmental investigation or action pending or, to the best of Purchaser’s knowledge threatened, or any order, injunction or decree outstanding, against Purchaser that, if adversely determined, would have a Material Adverse Effect upon Purchaser’s ability to perform its obligations under this Agreement.

Part D
List of Liabilities
Export Obligations
Lo and High End Agreement
Lease rentals for Gurgaon Centre (time span – Transition Period)
SCHEDULE II
Being the List of Liabilities Assumed by the Purchaser on Closing Date
SCHEDULE III
Being the True Copies of the Disclosure Letters
SCHEDULE IV
Being the List of Deliverables